Tejas Incorporated Announces Sale of Wholly-Owned
Subsidiary, Capital & Technology Advisors, Inc.

AUSTIN, TEXAS- October 2, 2006- Tejas Incorporated (OTC BB:TEJS) announced today that it has sold its wholly owned subsidiary Capital & Technology Advisors Inc. (“C&TA”), the management and consulting firm that it acquired in July, 2005, to the former owners of C&TA.

Under the terms of the agreement governing the sale, Tejas sold the stock of the subsidiary to its former owners in exchange for 3,157,895 shares of Tejas common stock which was the Tejas stock portion of the consideration paid by Tejas for the subsidiary in 2005. Jared E. Abbruzzese Sr., who joined the Tejas board as part of the 2005 transaction has resigned from the Board of Directors of Tejas and Wayne Barr, who also joined Tejas in 2005, has resigned his positions with Tejas .

John Gorman, Chairman of the Board of Tejas, commented “When we acquired Capital & Technology Advisors, Inc. in July 2005 we contemplated creating opportunistic synergies that would assist us to grow our franchise. Since the acquisition, we experienced an industry wide decrease in telecommunication restructurings and a related reduction in C&TA’s customer engagements and fees. After thorough analysis, we believe it is in the best interest of our company and our shareholders to focus more strongly on our core competencies in the investment banking, brokerage and trading, and research areas.”

Tejas Incorporated
Tejas Incorporated is a holding company whose only operating subsidiary is Tejas Securities Group, Inc., a Texas corporation ("Tejas Securities"). Tejas Securities is a full service brokerage and investment banking firm that focuses on the following: (i) proprietary research on distressed debt and special situation securities, (ii) trading and other brokerage services to value-based institutional and retail investors active in fixed income and equity instruments, and (iii) corporate finance and strategic advisory services to middle-market companies within our target industries. To learn more about Tejas Securities, please visit the Company’s web site at www.tejassec.com.

Safe Harbor Statement
This press release may contain forward looking statements. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this news release. Important factors that could cause actual results to differ materially from such forward-looking statements are described in the Company’s most recent Forms 10-K and 10-Q, and the Company’s other SEC filings. The Company does not undertake any obligation to publicly update any forward-looking statements.

Contact:
Craig Biddle
cbiddle@tejassec.com
512-306-5281